Results of October 28, 2005 shareholder meeting
(Unaudited)

The annual meeting of shareholders of the fund was held on October 28, 2005.

At the meeting, each of the nominees for Trustees was elected, as follows:


						Common and Preferred shares
					Votes for		Votes withheld

Jameson A. Baxter			39,143,053		2,207,350
Charles B. Curtis			39,140,778		2,209,625
Myra R. Drucker				39,110,652		2,239,751
Charles E. Haldeman, Jr.		39,134,209		2,216,194
Paul L. Joskow				39,126,709		2,223,694
Elizabeth T. Kennan			39,107,991		2,242,412
John H. Mullin, III			39,109,483		2,240,920
George Putnam, III			39,128,559		2,221,844
W. Thomas Stephens			39,138,491		2,211,912
Richard B. Worley			39,137,331		2,213,072

							Preferred shares
					Votes for	   Votes withheld  Abstentions

John A. Hill				590			4		1,122
Robert E. Patterson			590			4		1,122


A proposal to convert the fund to an open end investment company and approve certain related changes to the funds Agreement and Declaration of Trust was defeated as follows:

					Common shares
		Votes for		Votes against		Abstentions
		4,277,739		15,804,802			21,267,267

					Preferred shares
		Votes for		Votes against		Abstentions
		12			102				1,602



All tabulations rounded to the nearest whole number.